UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 16, 2009

AUSSIE SOLES GROUP, INC.
(Exact name of registrant as specified in its charter)

                      Nevada                                333-139773                      42-1767721

         (State or other jurisdiction)           (Commission File No.)           (I.R.S Employer

                     of incorporation                                                                    Identification No.)

                  19 C Trolley Square                             Wilmington, DE 19806

  (Address of principal executive offices)                       (Zip Code)

                       Registrant's telephone number, including area code: 717 692 8755

                          350 Wiconisco Street , Millersburg, PA 10761

                           (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement.

Effective May 29, 2009, Aussie Soles Group, Inc, (Aussie Soles) and related parties terminate for cause, the sourcing agreement dated August 1, 2007 between Aussie Soles and Shoe Logics, Inc. (Shoe Logics).

Shoe Logics Directors and affiliates were unable to meet the required specifications for production of the two key products of Aussie Soles, delivering orders between 2007 and 2008 that were unable to be sold at the recommended wholesale price, and subsequently costing the Company it's ability to capture any part of the US market.

Per the terms of the agreement, dated August 1, 2007 contained within paragraphs 36-39, Shoe Logics is required to immediately return all properties of Aussie Soles in its possession and/or under its direction and maintain confidentiality of all information pertaining to Aussie Soles in Shoe Logics possession.

Aussie Soles Group, Inc. is seeking compensation for the losses associated with this termination of this sourcing agreement between Shoe Logics, Inc. and that of Aussie Soles Group, Inc.

Section 8-Other Events

Item 8.01-Other Events

Aussie Soles Group, Inc. has moved its offical address from 350 Wiconisco Street , Millersburg, PA 10761 to 19 C Trolley Square, Wilmington, DE 19806.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amended report to be signed on its behalf by the undersigned thereunto duly authorized.

AUSSIE SOLES GROUP, INC.

Date:  November 16, 2009

By: /s/ Craig Taplin

_________________

Craig Taplin

President and C.E.O.